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                                  [LETTERHEAD]

                                February 26, 1997


Robertson Stephens Investment Trust
555 California Street
San Francisco, California  94104

Ladies and Gentlemen:

     We are furnishing this opinion in connection with the issuance of 188,129,167.39 shares of beneficial interest (the "Shares") of Robertson Stephens Investment Trust (the "Trust") during the fiscal year ended December 31, 1996 pursuant to the provisions of Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended.

     In connection with this opinion, we have examined:

     (a) A copy of the Agreement and Declaration of Trust of the Trust, dated May 11, 1987 certified by the Secretary of the Trust.

     (b) A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust, dated June 3, 1987, certified by the Secretary of State of The Commonwealth of Massachusetts.

     (c) A Certificate of Amendment of Agreement and Declaration of Trust dated October 15, 1990, certified by the Secretary of State of The Commonwealth of Massachusetts.

     (d) A Certificate of Amendment of Agreement and Declaration of Trust dated March 10, 1992, certified by the Secretary of State of The Commonwealth of Massachusetts.

     (e) A Certificate of Amendment of Agreement and Declaration of Trust dated December 1, 1994, certified by the Secretary of State of The Commonwealth of Massachusetts.

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Robertson Stephens Investment Trust    -2-                     February 26, 1997


     (f) Certificate of the Secretary of State of The Commonwealth of Massachusetts dated February 21, 1997 listing the documents in respect of the Trust on file with such Secretary and certifying as to the authority of the Trust to exercise in The Commonwealth all of the powers recited in the Agreement and Declaration of Trust, and to transact business in The Commonwealth.

     (g) A copy of the By-Laws of the Trust certified by the Secretary of the Trust.

     (h) A certificate of the Secretary of the Trust dated February 25, 1997 as to, among other things, certain actions of the trustees of the Trust (the "Trustees").

     (i) Such other certificates, documents, and records as we have deemed necessary for the purpose of giving this opinion.

      We have also examined (i) a copy of the Form 24f-2 (the "Form") to be filed pursuant to the Rule by you with the Securities and Exchange Commission relating to your registration of an indefinite number of shares of beneficial interest of the Trust pursuant to the Securities Act of 1933, as amended, and making definite registration of the Shares pursuant to the Rule, and (ii) a certificate of the President of the Trust stating that all of the Shares had been recorded as issued at December 31, 1996 and that the appropriate consideration therefor was received by the Trust.

     We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities, and that the Form will be timely filed with the Securities and Exchange Commission. We have also assumed that each of the Shares was sold for the consideration described in the Registration Statement of the Trust on Form N-1A, as amended to the date of such sale, and that such consideration was in each event at least equal to the net asset value per Share of such Shares.

     We were not involved in the organization of the Trust, and understand that in connection with the filing of the original registration statement of the Trust under the Securities Act of 1933, as amended, you received an opinion of other Massachusetts counsel to the effect that the Trust is an entity of the type commonly known as a "Massachusetts business trust". We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Agreement and Declaration of Trust and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a "Massachusetts business trust") and that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of The Commonwealth of Massachusetts.

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Robertson Stephens Investment Trust    -3-                     February 26, 1997


     We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been validly issued, fully paid, and nonassessable by the Trust.

     Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Agreement and Declaration of Trust disclaims liability of any shareholder for payment under any credit, contract, or claim against the Trust or any series of the Trust. The Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder or former shareholder held liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

     We consent to this opinion accompanying the Form.

                                        Very truly yours,

                                        /s/  ROPES & GRAY

                                        ROPES & GRAY